STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Powerdyne International, INC.

2. The Certificate of Incorporation of the corporation is hereby amended by changing the Article thereof numbered Article Four so that, as amended, said Article shall be and read as follows:

The total number of shares of which the corporation shall have authority to issue is 3,000,000,000 shares of common stock having a par value of $.001 per share and 20,000,000 shares of preferred stock having a par value of $.001 per share

3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

By: James F. O'Rourke

Authorized Officer

Name: James F. O'Rourke, CEO

Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:04 PM 03/25/2025
FILED 03:04 PM 03/25/2025
SR 20251221194 - File Number 4220303